Exhibit 4.10

         This Non-qualified Stock option Agreement (this "Agreement"), made as of the 5th day of March, 1999 (the "Granting Date"), between ELXSI Corporation, a Delaware corporation (the "Corporation"), and Thomas R. Druggish (the "Optionee"), who is an officer of the Corporation.

         1. SHARES SUBJECT TO OPTION. The Corporation hereby grants to the Optionee an option (the "Option") to purchase 50,000 shares of common stock (the "Optioned Shares"), par value $.001 per share, of the Corporation (the "Common Stock"), at a price of $10.00 per share, in accordance with and subject to the terms and conditions hereinafter set forth.

         2. TERM AND EXERCISE OF OPTION. The Option shall be fully exercisable from and after the date hereof, but shall expire (and so may not be exercised) after the expiration of ten (10) years from the Granting Date (the "Option Period"), except as otherwise provided in Section 4. Subject to the foregoing, the Option may be exercised, in whole or in part as to Optioned Shares by giving written notice to the Corporation, which notice shall include the date, the number of Optioned Shares as to which the Option is then being exercised and the aggregate purchase price of such Optioned Shares. The Option may not be exercised at any time when the exercise thereof violates any law or governmental order or regulation, and may not be exercised as to less than 5,000 Optioned Shares at any one time, unless the balance subject thereto at the time is less than 5,000 Optioned Shares. Subject to the foregoing and to Section 4, the Option may be exercised notwithstanding that at the time of such exercise the Optionee may no longer be an officer or employee of the Corporation or any of its subsidiaries. At the time of exercise of the Option in whole or in part, the aggregate option price of the Optioned Shares purchased pursuant thereto shall be paid in full at the principal office of the Corporation in the following manner: either (a) by payment of the full purchase price in cash, or (b) subject to compliance with applicable securities laws, by tender of such number of shares of Common Stock owned by the Optionee as is equal in value (such value to be the fair market value of such Common Stock determined by reference to the closing sale price of the Common Stock as of the business day immediately prior to the date of such exercise) to the full purchase price or (c) by delivery of any combination of cash and shares of Common Stock (valued as set forth above) which, in the aggregate, is equal in value to the full purchase price. For purposes of the foregoing: (i) shares "owned by the Optionee" shall include those issuable to the Optionee upon exercise of this Option, including the exercise the purchase price of which such shares are to be tendered to pay (in whole or in part); and (ii) shares of Common Stock shall be valued at the average of the closing sales prices, as reported by The Nasdaq Stock Market ("Nasdaq") per share of the Common Stock on each of the 20 consecutive Nasdaq trading days that ends with the Nasdaq trading day that immediately precedes the post-mark or other forwarding date of the applicable exercise notice.

         In addition, the Corporation shall have the right to require a payment upon the exercise of the Option in connection with any obligation of the Corporation to withhold taxes with respect to such exercise; such payment shall be made in cash.
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         THE OPTIONEE HEREBY ACKNOWLEDGES THAT THE OPTIONEE MAY RECOGNIZE
TAXABLE ORDINARY INCOME AS A RESULT OF THE EXERCISE OF THE OPTION AND IN PARTICULAR UPON TENDERING SHARES OF STOCK OWNED BY THE OPTIONEE IN PAYMENT OF THE PURCHASE PRICE AND THAT THE OPTIONEE SHOULD CONSULT WITH A TAX ADVISOR PRIOR TO ENGAGING IN ANY SUCH EXERCISE.

         3. CONDITIONS TO EXERCISE. Exercise of the Option is subject to the following conditions precedent:

            (A) Unless a Registration Statement under the Securities Act of 1933 (the "Act") shall at the time of exercise of the Option be effective with respect to the Optioned Shares (and the Company hereby agrees to use its best efforts to cause such a Registration Statement to be effective by no later than June 30, 2000 and, thereafter, during the remaining time that this Option shall remain exercisable), the Optionee shall have delivered to the Corporation such assurance as the Corporation may reasonably request that the Optioned Shares are being acquired in accordance with the terms of an applicable exemption from the registration requirements of such Act.

            (B) If the shares of Common Stock of the Corporation or other securities issuable on exercise of the Option are then listed on any securities exchange, such shares shall have been authorized for listing on such exchange on official notice of issuance.

         4. OPTION NON-TRANSFERABLE; DEATH OF OPTIONEE. This Option may not be transferred by the Optionee otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by him. In the event of the Optionee's death during the Option Period, the Optionee's legal representative, executor or administrator, or the person acquiring the Option by bequest or inheritance, may, at any time until the earlier of (x) one year after the Optionee's death and (y) the expiration of the Option Period, exercise the Option to the fullest extent otherwise permitted hereunder.

         5. ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTIONED SHARES. In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, offering of subscription rights or other similar change in the corporate structure or capitalization of the Corporation or in its shares, then and in any such event, the number of Optioned Shares or the option price per share or both shall be appropriately and equitably adjusted by the Board of Directors of the Corporation, it being the purpose of this provision to ensure that an Option shall be adjusted to give the Optionee, upon exercise of his Option, rights equivalent to the rights of a person who had held shares of Common Stock in the amount subject to the Option immediately prior to the event giving rise to such adjustment.

         6. INVESTMENT COVENANT. The Optionee represents, covenants and agrees that, unless the Optioned Shares shall have been registered under the Act or other federal or state

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

statutes in effect at the time of purchase, such Optioned Shares will be acquired by the Optionee for investment for his own account and not with a view to distribution and agrees to execute such other and further instruments as may be required to evidence such investment intent.

         7. ISSUANCE OF SHARES. Within a reasonable time after the exercise of an Option in accordance with this Agreement, the Corporation shall cause to be delivered to the Optionee a certificate for the Optioned Shares purchased pursuant to the exercise of the Option, with (in the event that the Option Shares shall not then be registered under the Act) a legend thereon restricting the transfer of the Common Stock represented by such certificate if necessary to comply with the Act.

         8. GOVERNING LAW. The rights and duties of the parties under this Agreement shall be governed by the laws of the State of Delaware.

         In Witness Whereof, the Corporation and the Optionee have executed this Agreement in duplicate as of the date first above set forth.

                                ELXSI Corporation



                                 By: /s/ ALEXANDER M. MILLEY
                                    ------------------------------------
                                         Alexander M. Milley
                                         President



                                 /s/ THOMAS R. DRUGGISH
                                 ---------------------------------------
                                     Thomas R. Druggish

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